EXHIBIT 5
Quarles & Brady LLP
411 East Wisconsin Avenue
Milwaukee, WI 53202-4497
Phone: (414) 277-5000
Fax: (414) 271-3552
www.quarles.com
September 29, 2006
Brady Corporation
6555 West Good Hope Road
P.O. Box 571
Milwaukee, Wisconsin 53201-0571
Re: EMED Co., Inc. 401(k) Plan and J.A.M. Plastics, Inc. 401(k) Profit Sharing Plan & Trust
Ladies and Gentlemen:
     We are providing this opinion in connection with the Registration Statement of Brady Corporation (the “Company”) on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to the proposed issuance by the Company of up to 10,000 shares of Class A Nonvoting Common Stock, par value $.01 per share, of the Company (the “Shares”) pursuant to the EMED Co., Inc. 401(k) Plan and J.A.M. Plastics, Inc. 401(k) Profit Sharing Plan & Trust (the “Plans”).
     We have examined: (i) the Registration Statement; (ii) the Company’s Restated Articles of Incorporation and Bylaws, each as amended to date; (iii) the Plans; (iv) the corporate proceedings relating to the adoption and approval of the Plans and the authorization for the issuance of the Shares in accordance with the Plans; and (v) such other documents and records and such matters of law as we have deemed necessary in order to render this opinion. In giving such opinion, with respect to factual matters, we have relied upon certificates or representations made by duly authorized representatives of the Company and certificates of public officials.
     On the basis of the foregoing, we advise you that, in our opinion:
1.	The Company is a corporation incorporated and validly existing under the laws of the State of Wisconsin.

2.	The Shares to be sold from time to time pursuant to the Plans which are original issuance or treasury shares, when issued as and for the consideration contemplated by the Registration Statement and the Plans, will be validly issued, fully paid and nonassessable by the Company, subject to the personal liability which may be imposed on shareholders by former Section 180.0622(2)(b) of the

Wisconsin Business Corporation Law, as judicially interpreted, for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, Section 180.0622(2)(b) has been repealed) owing to employees for services performed, but not exceeding six months service in any one case.
     The Company’s Secretary, Conrad G. Goodkind, is a Partner of Quarles & Brady LLP. As of August 31, 2006, Mr. Goodkind beneficially owned approximately 43,000 Shares.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Quarles & Brady LLP

QUARLES & BRADY LLP